Exhibit 99.1

501 Elliott Ave. W. #400 Seattle, WA 98119	T 206.282.7100 F 206.272.4010

Cell Therapeutics Provides Monthly Information

at Request of CONSOB

June 30, 2010 Seattle — Cell Therapeutics, Inc. (the “Company” or “CTI”) (NASDAQ and MTA: CTIC) is providing the information herein pursuant to a request from the Italian securities regulatory authority, CONSOB, pursuant to Article 114, Section 5 of the Unified Financial Act, that the Company issue at the end of each month a press release providing a monthly update of certain information relating to the Company’s management and financial situation. However, the Company also directs its Italian shareholders to the Italian language section of its website at www.celltherapeutics.com/italiano, where more complete information about the Company and its products and operations, including press releases issued by the Company, as well as the Company’s U.S. Securities and Exchange (“SEC”) filings and the Listing Prospectus authorized to be published by CONSOB, can be found. The information provided below is qualified in its entirety by reference to such information. Please note that all the information disclosed in this press release primarily refers to the period May 1, 2010 through May 31, 2010 except as otherwise expressly noted.

Provisional financial information as of May 31, 2010 and EBITDA

The following information concerns the Company’s provisional (unaudited) results for the month ended May 31, 2010.

Such financial information represents estimates that are based on assumptions the occurrence of which depends on circumstances relating to the Company and the macroeconomic situation, and which assumptions might or might not occur.

The following table reports the Estimated Indication of a few relevant items referring to the statements of operations for the month ended May 31, 2010:

Estimated financial data of the Company for the month ended May 31, 2010

The estimated and unaudited financial data of the Company as of May 31, 2010 compared with those for the previous month are shown below (amounts in thousands of U.S. dollars):

	April 30, 2010	May 31, 2010
Net revenue	$7	$6
Operating income (expense)	$(6,568)	$(6,022)
Profit /(Loss) from operations	$(6,561)	$(6,016)
Other income (expenses), net	$(151)	$(751)
EBITDA	$(6,712)	$(6,767)
Depreciation and amortization	$(157)	$(146)
Amortization of debt discount and issuance costs	$(29)	$(31)
Interest expense	$(251)	$(249)

Net profit /(loss) attributable to common shareholders	$(7,149)	$(7,193)

Estimated Research and Development expenses were $2.1 million and $1.9 million for the months of April 2010 and May 2010, respectively.

Net financial indebtedness

The following table reports the estimated and unaudited net financial indebtedness of the Company as of April 30, 2010 and May 31, 2010, including the separate indication of the total financial needs, regarding debts expiring less than 12 months ahead (current portion). The relevant financial data are compared with those for the previous month (amounts in thousands of U.S. dollars).

Net Financial Standing	April 30, 2010	May 31, 2010
Cash and cash equivalents	$53,923	$69,702
Long term obligations, current portion	$(1,112)	$(1,023)
Convertible senior notes	$(10,130)	$(10,130)
Convertible senior subordinated notes	$(40,363)	$(38,515)
Net Financial Standing, current portion	$2,318	$20,034

Long term obligations, less current portion	$(1,583)	$(1,505)
Convertible senior notes	$(11,778)	$(11,778)
Net Financial Standing, less current portion	$(13,361)	$(13,283)
Net Financial Indebtedness	$(11,043)	$6,751

The total estimated and unaudited net financial position of the Company as of May 31, 2010 was approximately $6,751 (in thousands of U.S. dollars).

The Company’s 4% Convertible Senior Subordinated Notes with a maturity date of July 1, 2010 and the 7.5% Convertible Senior Notes with a maturity date of April 30, 2011 come due within the next twelve months.

The Company had no debt that matured during the month of May 2010.

Outstanding notes and preferred shares

The following table discloses information about the Company’s convertible notes as of May 31, 2010, compared with the same information as of April 30, 2010:

Convertible Notes–May 31, 2010

Description	Maturity/ Redemption Date	Principal/ Aggregated Stated Value Outstanding as of April 30, 2010	Number of Common Stock Reserve as of April 30, 2010	Principal/ Aggregated Stated Value Outstanding as of May 31, 2010	Number of Common Stock Reserve as of May 31, 2010
4% Convertible Senior Subordinated Notes	1-Jul-10	$40,363,000	74,746	$38,515,000	71,324
7.5% Convertible Senior Notes	30-Apr-11	$10,250,000	122,620	$10,250,000	122,620
5.75% Convertible Senior Notes	15-Dec-11	$10,913,000	363,766	$10,913,000	363,766

Totals		$61,526,000	561,132	$59,678,000	557,710

The Company had no outstanding preferred shares as of April 30, 2010 and May 31, 2010.

On May 24, 2010, the Company announced that it entered into an agreement to issue (i) 21,000 shares of Series 5 Preferred Stock, no par value per share, initially convertible into 52,500,000 shares of common stock, and (ii) warrants to purchase up to 26,250,000 shares of common stock for aggregate net proceeds of approximately $19.6 million. The investors elected to convert all of their shares of Series 5 Preferred Stock and to receive the 52,500,000 shares of the Company’s common stock issuable upon such conversion at the closing. The financing closed on May 27, 2010.

Debt Restructuring Program

On May 17, 2010, the Company announced that it entered into exchange agreements (the “Exchange Agreements”) with certain holders of some of the Company’s outstanding 4% Convertible Senior Subordinated Notes due 2010 (the “Notes”). Pursuant to one of the Exchange Agreements, the Company agreed to exchange an aggregate of 4,303,157 shares of the Company’s common stock for $1,848,000 aggregate outstanding principal amount of the Notes during the week ending May 21, 2010. The Company has since delivered a notice of termination of the Exchange Agreements to each of the holders party to the Exchange Agreements. The shares of common stock issued under the Exchange Agreements were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended, and/or Regulation D thereunder.

The Company, in May 2010, neither issued any new debt instruments nor bought any debt instruments already issued by the Company. The Company believes it is in compliance with the covenants on each series of its outstanding convertible notes.

Regulatory Matters and Products in Development

Pixantrone

On May 13, 2010, the Company announced an agreement with the North Central Cancer Treatment Group (“NCCTG”) to conduct a phase II study of pixantrone in patients with HER2-negative metastatic breast cancer who have tumor progression after at least two, but not more than three, prior chemotherapy regimens.

The Company announced in a press release issued on April 19, 2010 that it had met with and received feedback from the rapporteurs and the European Medicines Agency’s (the “EMEA”) medical reviewers regarding a proposed filing of a Marketing Authorization Application (“MAA”) for pixantrone in the European Union to treat relapsed/refractory aggressive non-Hodgkin’s lymphoma. The rapporteurs, who are assigned by the EMEA, are responsible for providing scientific advice on the evaluation of medicinal products. The feedback was supportive of filing on the basis of the PIX301 trial and the Company expects to submit the MAA during the second half of 2010. The Company announced in a press release on April 21, 2010 that the EMEA’s Pediatric Committee (the “PDCO”) recommended that the Company submit an updated Pediatric Investigation Plan (“PIP”) for pixantrone following discussions with the Company about the preclinical and clinical pixantrone data, including PIX301, and the desire to explore the potential benefits pixantrone may offer to children with hematologic cancer. The Company expects to submit a revised PIP to the EMEA by mid-2010.

The Company announced on June 14, 2010 that the Italian Medicines Agency, the national authority responsible for drug regulation in Italy, approved the facility at NerPharMa DS (a pharmaceutical manufacturing company belonging to Nerviano Medical Sciences Srl, in Nerviano, Italy) for the production of the Company’s drug candidate pixantrone.

Brostallicin

On April 28, 2010, the Company announced that the NCCTG plans to conduct a Phase II study of brostallicin in combination with cisplatin in patients with metastatic triple-negative breast cancer, defined by tumors lacking expression of estrogen, progesterone receptors and without over-expression of HER2.

Corporate Transactions and Assignment of Assets

With respect to the period from May 1, 2010 through May 31, 2010, the Company has no additional information to disclose to the market.

Exchange Listing Matters

On May 4, 2010, the Company issued a press release stating that it received a notice from The NASDAQ Stock Market (“NASDAQ”) indicating that for 30 consecutive business days the closing bid price of its common stock was below the minimum $1.00 per share requirement for continued listing of the Company’s common stock on The NASDAQ Capital Market under NASDAQ Listing Rule 5550(a)(2). This notification has no immediate effect on the listing of or the ability to trade the Company’s common stock on The NASDAQ Capital Market.

NASDAQ Listing Rule 5810(c)(3)(A) provides the Company with a grace period of 180 calendar days, or until November 1, 2010, to regain compliance. The Company will achieve compliance if the bid price of the Company’s common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days before November 1, 2010. The Company may be eligible for an additional grace period if it meets the initial listing standards, with the exception of bid price, for The NASDAQ Capital Market. If the Company meets the initial listing criteria, it may be granted an additional 180 calendar day compliance period.

The Company intends to actively monitor the closing bid price for its common stock between now and November 1, 2010, and will consider available options to resolve the deficiency and regain compliance with the NASDAQ minimum closing bid price requirement.

Update on Outstanding Shares

The number of shares of the Company’s common stock, no par value (the “Common Stock”) issued and outstanding as of April 30, 2010 and May 31, 2010 was 656,319,735 and 713,080,490, respectively.

During the month of May 2010, the following transactions contributed to the change in the number of shares of the Company’s outstanding Common Stock:

•	conversions of the Company’s Series 5 Preferred Stock resulting in the issuance of 52,500,000 shares of Common Stock;

•	the issuance of 4,303,157 shares of Common Stock in exchange for our 4% convertible senior subordinated notes; and

•	the cancellation of 42,402 shares of Common Stock under the Company’s 2007 Equity Incentive Plan.

The Company is not aware of any agreement for the resale of its shares of Common Stock on the Mercato Telematico Azionario (MTA) nor of the modalities by means of which shares of Common Stock were or will be resold.

Information about the capacity of the Company to sustain its financial needs

As disclosed in this press release, the Company had approximately $69.7 million in cash and cash equivalents as of May 31, 2010.

About Cell Therapeutics, Inc.

Headquartered in Seattle, the Company is a biopharmaceutical company committed to developing an integrated portfolio of oncology products aimed at making cancer more treatable. For additional information, please visit www.CellTherapeutics.com.

This press release includes forward-looking statements that involve a number of risks and uncertainties, the outcome of which could materially and/or adversely affect future results and the trading price of the Company’s securities. Specifically, the risks and uncertainties that could affect the development of pixantrone include risks associated with preclinical and clinical developments in the biopharmaceutical industry in general, and with pixantrone in particular, including, without limitation, the potential failure of pixantrone to prove safe and effective for the treatment of relapsed or refractory aggressive NHL and/or other tumors as determined by the FDA and/or the EMEA, that the FDA may not accept the Company’s proposed design for the protocol of the Company’s clinical trial and/or may request additional clinical trials, that if the Company conducts an additional clinical trial, it may not demonstrate the safety and effectiveness of pixantrone, that the Company cannot predict or guarantee the pace or geography of enrollment of its clinical trials, that the FDA may not grant the Company a meeting to discuss the design of the follow-on clinical trial for pixantrone, that the Company may not submit the MAA during the second half of 2010, that the EMEA may not accept the MAA, that the Company may not submit the PIP by mid-2010, that the EMEA may not accept the PIP and the Company’s ability to continue to raise capital as needed to fund its operations, competitive factors, technological developments, costs of developing, producing and selling pixantrone. Further risks and uncertainties that the Company continues to have a substantial amount of debt outstanding and the quarterly interest expense associated with the debt is significant, the Company’s operating expenses continue to exceed its net revenues, that the Company may not be able to further reduce its operating expenses, that the Company will continue to need to raise capital to fund its operating expenses and may not be able to raise sufficient amounts to fund its continued operation, that the Company may not regain compliance with the NASDAQ minimum closing bid price requirement between now and November 1, 2010, the risk that in the event the Company is unable to comply with the minimum bid price prior to November 1, 2010 that the Company may not be able to take other actions to regain compliance with the NASDAQ minimum closing bid price requirement, that the Company may not meet the initial listing criteria required to receive an additional 180 calendar day compliance period, NASDAQ may not grant the Company an additional grace period, the Company’s ability to maintain compliance with other NASDAQ listing requirements and that the information presented herein with respect to the Company’s convertible notes may differ materially from the information presented by the Company with respect to its convertible notes and convertible preferred stock prepared in accordance with U.S. GAAP in its periodic reports on Form 10-K and Form 10-Q, as well as other risks listed or described from time to time in the Company’s most recent filings with the SEC on Forms 10-K, 10-Q and 8-K. Except as required by law, the Company does not intend to update any of the statements in this press release upon further developments.

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Media Contact:

Cell Therapeutics, Inc.

Dan Eramian

T: 206.272.4343

C: 206.854.1200

Lindsey Jesch

T: 206.272.4347

F: 206.272.4434

E: deramian@ctiseattle.com

www.CellTherapeutics.com/press_room

Investors Contact:

Cell Therapeutics, Inc.

Ed Bell

T: 206.272.4345

F: 206.272.4434

E: invest@ctiseattle.com

www.CellTherapeutics.com/investors